Exhibit 99.1

Q2 2014 Selected Operating and Financial Results

Strong performance across key financial metrics with a focused approach to growth

London, England - August 6, 2014. Virgin Media Inc. (“Virgin Media” or the “Company”), the leading cable operator in the United Kingdom (“U.K.”), today provides selected, preliminary unaudited operating and financial information for the three months (“Q2”) and six months (“YTD”) ended June 30, 2014, as compared to the results for the same periods last year, or year-over-year ("YoY") unless otherwise noted:1

Operating and financial performance:*

•	Rebased[2] revenue increased 3% to £1,054 million in Q2 and 2% to £2,098 million YTD

◦	Rebased cable revenue growth fueled by Q1 2014 price rise and growth in internet RGUs

◦	Improved customer mix driving 12% growth in Q2 rebased mobile subscription revenue

◦	Return to growth in business with rebased revenue growth of 6% in Q2

◦	Q2 rebased revenue growth rate achieved despite a £7 million revenue loss following the May 1, 2014 legislative change in value added tax ("VAT") rules

•	Rebased OCF[3] increased by 6% in Q2 and 6% YTD to £459 million and £904 million, respectively

◦	Achieved an OCF margin of 44% in Q2, helped by strong cost controls and synergies

•	Generated operating income of £39 million in Q2 and £58 million YTD

•	Improved performance in organic RGU[4] and customer relationships[5] in Q2 and YTD

◦	Organic RGU loss halved in Q2 and RGUs increased 17,900 YTD versus prior year losses

◦	Customer losses reduced in Q2 and YTD due to higher acquisitions and lower churn YoY

◦	Strong take-up of new 50+ Mbps speeds, with an increase of 424,400 in Q2

◦	60% of TV subscribers in Q2 have TiVo compared with 44% at the end of Q2 2013

•	A focus on cross-selling mobile contracts into the cable base is supporting mobile growth

◦	Highest YTD postpaid[6] subscriber growth in 4 years, up 141,200 with 62,600 in Q2

◦	Quad-play penetration[7] increased by 60 basis points YoY to 16.7% in Q2

◦	Average Monthly Revenue per Mobile Subscriber[8] including interconnect is up 10% YoY

•	Enhanced product and customer value propositions

◦	Signed long-term deal with BSkyB for basic and premium TV entertainment

◦	Launched “Big Bundles” during Q2

•	Property and equipment additions[9] as a percentage of revenue reduced to 20% in Q2 and YTD from 22% in the respective prior year periods

•	Completed the refinancing of £2.1 billion of debt with lower interest rates and longer maturity

________________________________
Virgin Media is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). The financial information contained herein is preliminary and subject to change. A copy of this investor release is available on the websites of Virgin Media (www.virginmedia.com) and Liberty Global (www.libertyglobal.com). In addition, Virgin Media’s unaudited condensed consolidated financial statements and accompanying notes for the three and six months ended June 30, 2014 are expected to be available on the Virgin Media and Liberty Global websites before the end of August 2014.

* For definitions and reconciliations of certain financial and subscriber metrics, please see pages 12-14. The 2013 figures in this release combine amounts from “Predecessor” and “Successor” Periods. The combination of Predecessor and Successor periods is not permitted by generally accepted accounting principles in the United States (“GAAP”) and has not been prepared with a view towards complying with Article 11 of Regulation S-X. For further details concerning the Predecessor and Successor Periods, see pages 10-11 and for additional information, see note 1 on page 12.

Exhibit 99.1

Virgin Media Operating Statistics Summary*

	As of and for the period ended June 30,
	2014	2013
CABLE

Footprint
Homes Passed[10]	12,539,700	12,490,200
Two-way Homes Passed[11]	12,539,700	12,490,200

Revenue Generating Units (RGUs)
Television[12]	3,733,700	3,765,800
Internet[13]	4,415,500	4,306,400
Telephony[14]	4,145,100	4,165,100
Total RGUs	12,294,300	12,237,300

Q2 RGU organic net losses
Television	(14,900)	(16,300)
Internet	(300)	(3,200)
Telephony	(1,800)	(14,500)
Total RGU organic net losses	(17,000)	(34,000)

Customer Relationships
Customer Relationships	4,912,900	4,879,400
Q2 Customer Relationship organic net losses	(16,800)	(23,500)
Q2 Average Monthly Revenue per Customer Relationship[15]	£49.95	£48.62
RGUs per Customer Relationship	2.50	2.51

Customer Bundling
Single-Play	15.9%	14.8%
Double-Play	18.0%	19.6%
Triple-Play	66.1%	65.6%

Quad-Play[7]	16.7%	16.1%

MOBILE

Mobile Subscribers
Postpaid	2,020,300	1,793,100
Prepaid[16]	1,021,000	1,233,500
Total	3,041,300	3,026,600

Q2 Postpaid net additions	62,600	49,100
Q2 Prepaid net losses	(19,800)	(19,300)
Total Mobile organic net additions	42,800	29,800

Q2 Average Monthly Revenue per Mobile Subscriber
Excluding interconnect revenue	£13.14	£11.75
Including interconnect revenue	£15.37	£13.99
__________________
* For footnote disclosure, please refer to pages 12-14. Statistics and figures are generally calculated in accordance with Liberty Global policies for all periods presented.

Exhibit 99.1

Operational Performance

Cable

The first half of 2014 has shown improved performance in key measures compared to the same period last year. Ongoing investment in our products and services resulted in a higher rate of new customer acquisitions; high levels of customer satisfaction, with recent Ofcom data indicating that we continue to receive the least complaints of any consumer broadband and telephony provider; and lower disconnections than a year ago. YTD annualized churn17 has remained relatively stable year-over-year at 14.7%; however, Q2 annualized churn18 has fallen to 15.5% from 15.9% in Q2 2013. As a result, the typical seasonal decline we observe in Q2 (due in part to higher student churn at the end of the academic year) was lower at 16,800 compared to the 23,500 decline in the previous year. Average Monthly Revenue per Customer Relationship increased 3% or £1.34 to £49.95, which reflects the first full quarter of benefit from the February 2014 cable price rise. This was partially offset by continued declines in home phone use and the £7 million negative impact of the May 1, 2014 legislative change in VAT that we noted in our Q1 2014 earnings release.

We added 17,900 organic RGUs so far in 2014, a significant improvement compared with the 9,500 RGU loss in the six months ended June 30, 2013 ("YTD 2013"). Moreover, the typical seasonal decline in Q2 was just half that of a year ago with a loss of 17,000 RGUs compared to a 34,000 loss in Q2 2013.

In terms of product performance, internet subscribers increased organically by 34,500 YTD, with a small seasonal decline of 300 in Q2. We commenced a speed upgrade at the end of February 2014 and now offer new customers broadband speeds of 50 Mbps, 100 Mbps and 152 Mbps. In connection with the launch of these new broadband speeds we are redefining "superfast speeds" to include internet subscribers taking speeds of 50 Mbps or faster19. At quarter end, 2.1 million, or 47%, of our 4.4 million internet subscribers took superfast speeds, an increase of 424,400 in Q2. We have continued to see strong demand for our higher speed tiers. In Q2, over 40% of new internet acquisitions subscribed to 100 Mbps or higher speeds, including almost 15% that subscribed to our top tier offering of 152 Mbps, which is double the top speed offered via VDSL providers.

Subscriber performance improved in television and telephony for both the YTD and Q2 periods, as compared to the corresponding prior year periods. The organic rate of decline in our overall number of television subscribers slowed to 19,600 YTD compared with 29,700 in the prior year period. In addition, our Q2 decline of 14,900 was modestly better than our loss of 16,300 in Q2 2013. TiVo growth remained strong with an increase of 137,800 subscribers in Q2. This next-generation set-top box is now in 2.3 million homes, representing 60% of all our television subscribers at quarter end. Our renewed focus on advertising bundled propositions has also supported an increase in the number of telephony subscribers, up 3,000 YTD, which compares favorably to a 14,000 decline in in the prior year period. The decline in telephony RGUs in Q2 of 1,800 has improved from a 14,500 loss in Q2 2013.

We are leveraging our speed leadership and quad-play advantage to further differentiate our bundled offers with the launch of our new "Big Bundle” packages. These bundles have been available since the end of May, with existing customers able to subscribe a month earlier. The new bundles include higher superfast broadband speeds as compared to our previous bundled packages, along with TiVo, a home phone service and the option to add a SIM-only mobile contract, allowing customers flexibility to tailor their packages to suit their needs.

In May, we signed a five year plus contract with BSkyB that will provide us with premium and basic content. This includes more HD content as well as access to the Sky Sports and Sky Movies apps for the first time. Since Q2, we have added Sky Sports 3 HD, Sky Sports 4 HD and Sky Sports F1 HD channels. Sky Sports 5 and Sky Sports 5 HD will be available from launch on August 12, 2014. This means our customers have access to more sports TV, including more HD and on-the-go channels than any other single provider. In addition, our TV subscribers can now watch up to 92 live-streaming channels on the go, which is significantly more than any of our competitor's alternative cloud-based services.

Exhibit 99.1

Mobile

Our total mobile subscribers grew by 51,100 YTD, including a 42,800 gain in Q2 which is the highest quarterly rate of growth since Q4 2011. During the first half of the year, we had the U.K.'s leading SIM-only mobile tariff plans*. Combined with our increasingly attractive range of smartphones, this has resulted in our highest YTD postpaid contract subscriber growth in four years. The number of postpaid subscribers we serve has increased by 141,200 YTD, with a 62,600 increase in Q2 to over 2 million. Postpaid subscribers now represent 66% of all of our mobile subscribers as compared with 59% a year ago. The improvement in the mix of mobile customers has helped drive a 10% year-over-year increase in our average monthly revenue per mobile subscriber including interconnect revenue to £15.37.

A continued focus on cross-selling mobile contracts to cable customers has contributed to an increase in quad-play penetration from 16.1% to 16.7% in the last twelve months. We now have over 1 million cable homes taking approximately 1.4 million postpaid mobile contracts.

Business

Business revenue returned to growth in the quarter with an increase in year-over-year rebased revenue of 6% in Q2. The transformation of Virgin Media Business remains on-track. In June, we announced a refreshed brand strategy and new visual identity. This follows a review of market perceptions and reflects recent product portfolio enhancements as we transition from being connectivity focused to a complete managed services provider. We are seeing continued success in the public sector, with London becoming the first region in the U.K. to connect all of their 33 boroughs across the capital to the Public Services Network.

Financial Summary

The following tables reflect preliminary unaudited selected financial results for the three and six months ended June 30, 2014 and 2013. The prior period figures combine amounts from "Predecessor" and "Successor" Periods, which are detailed on pages 10 and 11. For additional information, see note 1 on page 12.

	Three months ended June 30,		Increase (decrease)		Increase (decrease)
	2014	2013	£	%	Rebased %
	in millions, except % amounts

Revenue:
Subscription revenue:
Television	£241.9	£245.9	£(4.0)	(1.6)	(1.7)
Internet	255.2	220.1	35.1	15.9	15.8
Telephony	240.3	247.4	(7.1)	(2.9)	(3.0)
Cable subscription revenue	737.4	713.4	24.0	3.4	3.3
Mobile	119.0	106.2	12.8	12.1	12.1
Total subscription revenue	856.4	819.6	36.8	4.5	4.4
Business	151.9	147.5	4.4	3.0	5.7
Other	46.1	59.6	(13.5)	(22.7)	(22.7)
Total revenue	£1,054.4	£1,026.7	£27.7	2.7	3.0

OCF	£459.0	£427.1	£31.9	7.5	6.2
Property & equipment additions	£211.3	£227.8	£(16.5)	(7.2)

% of revenue
OCF	43.5%	41.6%
Property and equipment additions	20.0%	22.2%

_________________
* Source: GfK U.K. Telecoms Panel Market, Contract SIM, Jan-14 to Jun-14, Sales Volume.

Exhibit 99.1

	Six months ended June 30,		Increase (decrease)		Increase (decrease)
	2014	2013	£	%	Rebased %
	in millions, except % amounts

Revenue:
Subscription revenue:
Television	£483.2	£486.0	£(2.8)	(0.6)	(0.7)
Internet	496.4	433.8	62.6	14.4	14.4
Telephony	484.8	495.6	(10.8)	(2.2)	(2.3)
Cable subscription revenue	1,464.4	1,415.4	49.0	3.5	3.4
Mobile	233.1	214.8	18.3	8.5	8.5
Total subscription revenue	1,697.5	1,630.2	67.3	4.1	4.1
Business	303.7	310.9	(7.2)	(2.3)	2.1
Other	97.0	128.1	(31.1)	(24.3)	(24.3)
Total revenue	£2,098.2	£2,069.2	£29.0	1.4	2.0

OCF	£903.8	£844.0	£59.8	7.1	6.0
Property & equipment additions	£419.3	£448.4	£(29.1)	(6.5)

% of revenue
OCF	43.1%	40.8%
Property and equipment additions	20.0%	21.7%

Financial Results

Rebased revenue growth has been supported by a strong performance in mobile subscription revenue and a return to growth in business revenue during Q2. Total rebased revenue grew 3% to £1,054 million in Q2 and by 2% to £2,098 million for YTD.

The principal growth driver was cable subscription revenue, which grew 3% on a rebased basis in Q2 and YTD, primarily as a result of our 6.7% average cable price increase in February 2014 and continued growth in broadband and TiVo subscribers. These factors more than offset a decline in telephony revenue due to lower chargeable usage and a £7 million negative impact from a legislative change in the basis of calculating VAT that took effect on May 1, 2014.

Mobile subscription revenue was up 12% in Q2 and 9% YTD. This strong performance reflects the improvement in mobile customer mix resulting from an increase in our postpaid subscriber base who are subscribing to higher end tariffs, as well as a price increase in July 2013. These factors were offset in part by lower chargeable usage due to a decline in the prepaid customer base and a shift to higher limit and unlimited usage bundles. YTD mobile revenue growth was negatively impacted by a £4 million net nonrecurring increase to revenue during Q1 2013.

Q2 and YTD rebased business revenue was up 6% and 2%, respectively, after adjusting the Predecessor periods to follow Liberty Global's accounting policy for installation and other upfront business revenue2. The key driver of this strong performance has been the growth in data revenue which has benefited from increased data volumes following new contract wins. In addition, a £2 million nonrecurring item that negatively impacted revenue in Q2 2013 benefited the Q2 rebased growth rate. However, the growth has been offset in part by declines in voice revenue, which include the impact of a reduction in regulated outbound termination rates. Business revenue growth was lower on a reported basis primarily due to the aforementioned change in accounting policy2.

Other revenue decreased by £14 million or 23% in Q2 and by £31 million or 24% YTD. These decreases were mainly attributable to lower interconnect revenue due to regulated reductions in fixed and mobile outbound termination rates in February 2014 and April 2013, respectively, and reductions in our non-cable (DSL reseller) service revenue.

Exhibit 99.1

On a reported basis our OCF increased by £32 million or 8% to £459 million in Q2 and by £60 million or 7% to £904 million YTD as compared to the prior year periods. Our rebased OCF growth for Q2 and YTD was 6%. The strong rebased OCF growth has been delivered through a combination of top-line revenue growth, cost savings and synergies arising from the integration of Virgin Media with Liberty Global. The main contributors to the reduction in total costs are a reduction in headcount of approximately 10% and lower interconnect costs. These cost reductions have been partially offset by higher programming costs and higher incentive compensation costs. The legislative change in VAT also adversely impacted OCF by £7 million, but this impact was largely offset by the benefit of a nonrecurring item that reduced programming costs in Q2.

Looking forward, we expect our Q3 2014 OCF to be sequentially lower than Q2, impacted by seasonal trends, incremental costs related to our sponsorship of the Commonwealth Games in Glasgow, the beneficial impact of a nonrecurring reduction to Q2 programming costs mentioned above and a full quarter of impact in Q3 2014 from the change in VAT legislation. Nevertheless, we remain confident in our ability to deliver mid-single digit rebased OCF growth for full-year 2014, particularly in light of our OCF performance YTD.

Q2 and YTD operating income of £39 million and £58 million, respectively, has decreased year-over-year. These declines are primarily due to an increase in depreciation and amortization expense as a direct result of the Liberty Global Transaction.1

Property and equipment additions reduced by 7% in Q2 and 6% YTD on a year-over-year basis due primarily to lower spend on customer premises equipment and scalable infrastructure.* Property and equipment additions as a percentage of revenue reduced to 20% in Q2 and YTD from 22% in Q2 2013 and YTD 2013.

__________________
* For additional information on how our property and equipment additions reconcile to our capital expenditures as reported in our condensed consolidated cash flow statements, please see page 12.

Exhibit 99.1

Capital Resources

The following table details the sterling equivalent of the carrying value of our consolidated third-party financial debt as of June 30 and March 31, 2014:

	June 30,	March 31,
	2014	2014
	in millions
Senior Credit Facility
Term Loan A (LIBOR + 325 bps) due 2019	£375.0	£375.0
Term Loan B (LIBOR + 275 bps) due 2020	1,603.9	1,644.2
Term Loan C (LIBOR + 375 bps) due 2020	—	597.3
Term Loan D (LIBOR + 325 bps) due 2022	99.8	—
Term Loan E (LIBOR + 350 bps) due 2023	847.3	—
Revolving Credit Facility	—	—
Total Senior Credit Facility	2,926.0	2,616.5

Senior Secured Notes
7.00% GBP Senior Secured Notes due 2018	—	912.3
6.50% USD Senior Secured Notes due 2018	—	623.4
6.00% GBP Senior Secured Notes due 2021	1,100.0	1,100.0
5.375% USD Senior Secured Notes due 2021	584.7	599.5
5.50% GBP Senior Secured Notes due 2021	637.6	637.9
5.25% USD Senior Secured Notes due 2021	269.6	276.7
5.50% USD Senior Secured Notes due 2025	248.5	254.8
5.50% GBP Senior Secured Notes due 2025	430.0	430.0
6.25% GBP Senior Secured Notes due 2029	403.0	225.0
Total Senior Secured Notes	3,673.4	5,059.6

Senior Notes
8.875% GBP Senior Notes due 2019	275.3	276.4
8.375% USD Senior Notes due 2019	323.1	332.6
7.00% GBP Senior Notes due 2023	250.0	250.0
6.375% USD Senior Notes due 2023	310.0	317.7
5.25% USD Senior Notes due 2022	56.0	57.5
4.875% USD Senior Notes due 2022	70.0	71.7
5.125% GBP Senior Notes due 2022	44.5	44.5
Total Senior Notes	1,328.9	1,350.4

6.50% USD Convertible Senior Notes due 2016	33.4	34.4
Capital Leases / Other	205.0	215.9
Vendor Financing	55.1	11.5
Total Debt (including current portion)	8,221.8	9,288.3

Cash and cash equivalents	(117.4)	(1,014.9)
Net debt[20]	£8,104.4	£8,273.4

Exchange rate ($ into £)	$1.7103	$1.6681

Exhibit 99.1

Our June 30, 2014 cash balance of £117 million included £75 million that we held at the parent level, and the remaining £42 million was held at the bank group level.

At June 30, 2014, both our total debt and cash balances decreased as compared to our respective positions at March 31, 2014, primarily as a result of the redemption of the entirety of our 7% senior secured notes due 2018 and 6.5% senior secured notes due 2018.

The £875 million principal amount of our 7% senior secured notes due 2018, including the related call premium, were redeemed in April using the proceeds from three tranches of senior secured notes issued in March:
(i) $425 million (£255 million) of 5.5% senior secured notes due 2025;
(ii) £430 million of 5.5% senior secured notes due 2025; and
(iii) £225 million of 6.25% senior secured notes due 2029.

The £600 million Term Loan C and the $1 billion principal amount of our 6.5% senior secured notes due 2018 (including related call premiums and transaction costs) were redeemed in May. These redemptions were funded by
(i) a new 8-year £100 million Term Loan D with an interest rate of LIBOR + 325 bps;
(ii) a new 9-year £849 million Term Loan E with an interest rate of LIBOR + 350 bps;
(iii) an incremental £175 million principal amount of our 6.25% senior secured notes due 2029; and
(iv) £100 million of available cash.
In connection with these transactions, certain lenders under our existing Term Loan C effectively rolled £500 million of their drawn commitments under Term Loan C to Term Loan D and Term Loan E.

Following these transactions, our average maturity has increased from approximately 7 years to approximately 8 years and our overall cost of borrowing has declined from 6.0% to 5.7%.21 Utilizing derivative instruments, substantially all of our debt has been matched to our underlying currency and the interest rates have been fixed.

As of quarter-end, we had maximum undrawn commitments of £660 million under the revolving credit facility of our senior credit facility. When the June 30, 2014 compliance reporting requirements are completed and assuming no changes from the June 30, 2014 borrowing levels, we anticipate the full £660 million will be available.

The Senior Credit Facility requires the Virgin Media borrower group to maintain a Senior Net Debt Leverage ratio of no more than 4.25x and a Total Net Debt Leverage ratio of no more than 5.50x. Based on the results for the quarters ended June 30 and March 31, 2014 and subject to the completion of our second quarter bank reporting requirements, our Senior Net Debt Leverage ratio was 3.74x and our Total Net Debt Leverage ratio was 4.44x.22

Exhibit 99.1

About Virgin Media
Virgin Media is the first provider of all four broadband, TV, mobile phone and home phone services in the U.K. The company’s cable network - the result of multi-billion pound private investment - delivers ultrafast broadband to over half of all U.K. homes, with speeds of up to 152 Mbps, as well as market leading connectivity to thousands of public and private sector organizations across the country.

Virgin Media has developed the U.K.’s most advanced interactive television service, and was the first to offer HD TV and access to connected services through the set-top box to millions of British households. It also launched the world’s first virtual mobile network and is one of the largest fixed-line home phone providers in the country. For more information, go to www.virginmedia.com.

About Liberty Global
Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global’s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 49 million television, broadband internet and telephony services at June 30, 2014.

Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global’s operations also include Liberty Global Business Services, its commercial division, and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer
This investor release contains forward-looking statements including our expectations with respect to our strategy and future growth prospects, including with regard to the prospects of Virgin Media Business, our rebased OCF growth, our expectations for subscribers, churn rate and average revenue per customer; our assessment of the strength of our balance sheet, our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our superfast broadband offering and our TiVo set-top box and mobile offerings; our insight and expectations regarding competitive, regulatory, legislative changes and economic factors in the U.K. and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to maintain certain accreditations, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by a percentage of revenue, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in our most recent quarterly and annual reports and Liberty Global’s filings with the Securities and Exchange Commission including their most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Details

Investor Relations - Virgin Media		Corporate Communications - Virgin Media
Vani Bassi	+44 125 675 2347	Gareth Mead	+44 333 000 2584

Investor Relations - Liberty Global
Christopher Noyes	+1 303 220 6693
Oskar Nooij	+1 303 220 4218
John Rea	+1 303 220 4238

Exhibit 99.1

Successor and Predecessor Periods - Combining Schedules

The financial results for the Predecessor Period and the Successor Period have been combined in order to provide a more meaningful basis for comparing the results of operations in this press release. The combination of Predecessor and Successor periods does not comply with GAAP and has not been prepared in compliance with Article 11 of Regulation S-X. The table below reflects the following: (a) for the three months it combines the Predecessor Period from April 1, 2013 to June 7, 2013 and the Successor Period from June 8, 2013 to June 30, 2013 and (b) for the six months it combines the Predecessor Period from January 1, 2013 to June 7, 2013 and the Successor Period from June 8, 2013 to June 30, 2013.

Three Months Ended June 30, 2013	Successor	Predecessor	Combined
	Period from June 8 to June 30, 2013	Period from April 1 to June 7, 2013	Three months ended June 30, 2013
		in millions
Revenue:
Subscription revenue:
Television	£62.4	£183.5	£245.9
Internet	56.0	164.1	220.1
Telephony	62.4	185.0	247.4
Cable subscription revenue	180.8	532.6	713.4
Mobile	27.3	78.9	106.2
Total subscription revenue	208.1	611.5	819.6
Business	35.9	111.6	147.5
Other	15.0	44.6	59.6
Total revenue	259.0	767.7	1,026.7

OCF	113.2	313.9	427.1
Property and equipment additions	59.0	168.8	227.8
Capital expenditures	38.3	139.7	178.0

OCF Reconciliation
OCF	113.2	313.9	427.1
Share-based compensation expense	(23.2)	(11.6)	(34.8)
Depreciation and amortization	(92.7)	(183.5)	(276.2)
Impairment, restructuring and other operating items, net	(5.4)	(44.0)	(49.4)
Operating income (loss)	£(8.1)	£74.8	£66.7

Exhibit 99.1

Six Months Ended June 30, 2013	Successor	Predecessor	Combined
	Period from June 8 to June 30, 2013	Period from January 1 to June 7, 2013	Six months ended June 30, 2013
		in millions
Revenue:
Subscription revenue:
Television	£62.4	£423.6	£486.0
Internet	56.0	377.8	433.8
Telephony	62.4	433.2	495.6
Cable subscription revenue	180.8	1,234.6	1,415.4
Mobile	27.3	187.5	214.8
Total subscription revenue	208.1	1,422.1	1,630.2
Business	35.9	275.0	310.9
Other	15.0	113.1	128.1
Total revenue	259.0	1,810.2	2,069.2

OCF	113.2	730.8	844.0
Property and equipment additions	59.0	389.4	448.4
Capital expenditures	38.3	313.4	351.7

OCF Reconciliation
OCF	113.2	730.8	844.0
Share-based compensation expense	(23.2)	(22.1)	(45.3)
Depreciation and amortization	(92.7)	(432.8)	(525.5)
Impairment, restructuring and other operating items, net	(5.4)	(51.2)	(56.6)
Operating income (loss)	£(8.1)	£224.7	£216.6

OCF Reconciliation

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	in millions
OCF	£459.0	£427.1	£903.8	£844.0
Share-based compensation expense	(7.2)	(34.8)	(18.9)	(45.3)
Depreciation and amortization	(405.2)	(276.2)	(814.1)	(525.5)
Impairment, restructuring and other operating items, net	(7.2)	(49.4)	(12.7)	(56.6)
Operating income	£39.4	£66.7	£58.1	£216.6

Exhibit 99.1

Property and Equipment Additions

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
	in millions

Customer premises equipment	£77.7	£87.6	£158.4	£175.9
Scalable infrastructure	38.9	50.0	80.1	94.5
Line extensions	21.1	26.1	44.8	50.8
Upgrade/rebuild	26.7	26.0	50.3	49.5
Support capital	46.9	38.1	85.7	77.7
Property and equipment additions	211.3	227.8	419.3	448.4
Assets acquired under capital leases	(13.1)	(30.5)	(27.6)	(60.3)
Assets acquired under capital-related vendor financing arrangements	(49.9)	—	(61.4)	—
Changes in liabilities related to capital expenditures	—	(19.3)	(16.4)	(36.4)
Total capital expenditures	£148.3	£178.0	£313.9	£351.7

% of revenue
Property and equipment additions	20.0%	22.2%	20.0%	21.7%

Notes
______________________________

(1)
Virgin Media became a wholly-owned subsidiary of Liberty Global as a result of a series of mergers that were completed on June 7, 2013 (the “Liberty Global Transaction”), pursuant to which Liberty Global became the publicly-held parent company of the successors by merger of the predecessor to Virgin Media (“Old Virgin Media”) and Liberty Global, Inc. (the predecessor to Liberty Global).

As a result of Liberty Global’s push-down of its investment basis in Virgin Media arising from the Liberty Global Transaction, a new basis of accounting was created on June 7, 2013. In this release, the results of operations and cash flows of Old Virgin Media for the periods ended on or prior to June 7, 2013 and the financial position of Old Virgin Media as of balance sheet dates prior to June 7, 2013 are referred to herein as “Predecessor” consolidated financial information and the results of operations and cash flows of Virgin Media for periods beginning on June 8, 2013 and the financial position of Virgin Media as of June 7, 2013 and subsequent balance sheet dates are referred to herein as “Successor” consolidated financial information. The most significant effect of the Liberty Global Transaction on our results for the Successor Period is an increase in depreciation and amortization expense as a result of the application of acquisition accounting. In order to provide a more meaningful basis for comparing the results of operations for the three and six months ended June 30, 2014 to those of the corresponding prior year, we have presented financial information for the three and six months ended June 30, 2013 that reflects the combination of the results for the 2013 Predecessor and Successor Periods. The combination of Predecessor and Successor Periods is not permitted by GAAP and has not been prepared with a view towards complying with Article 11 of Regulation S-X.

(2)
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and OCF for the Predecessor Period to reflect the impacts of the push down of acquisition accounting in connection with the Liberty Global Transaction, the alignment to Liberty Global’s accounting policies and a small acquisition which occurred in Q1 2014. The acquisition accounting rebase adjustment relates to the amortization of a liability arising from the adjustment of a capacity supply contract to its estimated fair value as a result of acquisition accounting. The most significant of the policy alignment adjustments relates to the deferral of certain business contract installation revenue, which had been recognized upon completion of the installations in the Predecessor Period. Under Liberty Global’s accounting policy, £10.2 million and £7.3 million of installation revenue recognized during the Predecessor Period in Q1 2013 and Q2 2013, respectively, would have been deferred.

We have not adjusted the Predecessor Period to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented in the Successor Period. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and OCF that would have occurred if the Liberty Global Transaction

Exhibit 99.1

had occurred on the date assumed for purposes of calculating our rebased amounts, or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

(3)
OCF is the primary measure used by our management to evaluate the company’s performance. OCF is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is revenue less operating and selling, general and administrative expenses (excluding share-based compensation, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of OCF to operating income (loss) is presented on page 11.

(4)
Revenue Generating Unit (“RGU”) is separately a residential Television Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Television, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled television, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Some of these subscribers may choose to disconnect after their promotional period. Our June 30, 2014 RGU counts exclude 2,020,300 postpaid mobile subscribers and 1,021,000 prepaid mobile subscribers that are reported separately. Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

(5)
Customer Relationships are the number of residential customers who receive at least one of our television, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile and non-cable customers from Customer Relationships.

(6)
Postpaid Mobile Subscribers represent the number of SIM cards relating to either a mobile service or a mobile broadband contract. Postpaid Mobile Subscribers are considered active if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(7)
Quad-play penetration represents the number of customers who subscribe to each of our four primary services, television, internet, fixed-line telephony and mobile telephony, divided by customer relationships. Due to the nature of the prepaid mobile business, we do not have information available to identify all of our prepaid customers. Therefore, quad-play customers only include those postpaid and prepaid mobile customers for which we have sufficient information to match these customers with the service address for a premise that receives our cable television, internet and fixed-line telephony services.

(8)
Our Average Monthly Revenue per Mobile Subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period by the average of the opening and closing balances of total mobile subscribers in service for the period. The Average Revenue per Mobile Subscriber calculation that includes interconnect revenue increases the numerator in the above described calculation by the amount of interconnect revenue attributable to our mobile subscribers during the period. Mobile interconnect revenue utilized in the ARPU per Mobile Subscriber calculation consists of the following amounts for the respective periods (£ in millions):

	Q2	Q1	Q4	Q3	Q2	Q1
	2014	2014	2013	2013	2013	2013
Interconnect	20.2	20.1	20.7	20.0	20.2	23.9

Exhibit 99.1

(9)	Property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing and capital lease arrangements.

(10)
Homes Passed are homes and residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count Homes Passed relating to networks that we do not own and operate (commonly referred to as partner networks, or Off-Net).

(11)	Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services.

(12)
A Television Subscriber is a home or residential multiple dwelling unit that receives our television service over our broadband network. Substantially all of our Television Subscribers receive our service via a digital television signal. Our Television Subscriber base includes customers who pay a monthly fee for the television subscription or TiVo box functionality they receive (Paying TV customers), as well as those that have paid an initial fee to receive a Virgin Media set-top box together with internet and telephony subscriptions who do not pay an incremental recurring fee for our television service.

(13)
An Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our broadband network. Our Internet Subscribers exclude 108,700 ADSL subscribers that are not serviced over our network (non-cable internet subscribers).

(14)
A Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our broadband network. Telephony Subscribers exclude Mobile Subscribers. Telephony Subscribers exclude 74,200 subscribers that are not serviced over our network (non-cable telephony subscribers).

(15)
Average Monthly Revenue per Customer Relationship refers to the average monthly cable subscription revenue per average Customer Relationship, and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(16)	Prepaid Mobile Subscribers are considered active if they have made an outbound call or text in the preceding 30 days.

(17)
Year-to-date annualized Customer Churn represents the rate at which customers relinquish their subscriptions, expressed as a percentage of average subscribers and is calculated by dividing the number of disconnects during the indicated period by the average customer relationships for the period, multiplied by two. Average customer relationships for the period are calculated by taking the average of the opening and closing balances of the customer relationships for each month in the period. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(18)
Annualized Customer Churn represents the rate at which customers relinquish their subscriptions, expressed as a percentage of average subscribers and is calculated by dividing the number of disconnects during the indicated period by the average customer relationships for the period, multiplied by four. Average customer relationships for the period are calculated by taking the average of the opening and closing balances of the customer relationships for each month in the period. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

(19)
In connection with the launch of our new broadband speeds we have redefined superfast speeds to include internet RGUs taking speeds of 50 Mbps and higher speeds. This was previously defined as internet RGUs taking 30 Mbps or higher speeds. Under the old definition, our superfast broadband base would have been 3.6 million at June 30, 2014 and the increase in the quarter would have been 144,400.

(20)
Net debt is defined as total debt including capital lease obligations less cash and cash equivalents. Net debt is not a defined term under US GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.

(21)
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue discounts and commitment fees, but excluding the impact of financing costs.

(22)	Our covenant calculations are based on the last two quarterly accounting periods annualized.